Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-221910) and the Registration Statements on Form S-8 (No. 333-209439) of KushCo Holdings, Inc. of our report dated November 28, 2018 with respect to the consolidated balance sheets of KushCo Holdings, Inc., as of August 31, 2018 and 2017, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the fiscal years in the two-year period ended August 31, 2018 which appears in this Form 10-K.

/s/ RBSM LLP

RBSM LLP
Larkspur, CA
November 28, 2018